Exhibit 99.1

Mead Johnson Reports Strong Third Quarter Results;
Constant Dollar Sales up 15 Percent

GLENVIEW, Ill.--(BUSINESS WIRE)--October 28, 2010--Mead Johnson Nutrition Company (NYSE: MJN) announced today its financial results for the third quarter ended Sept. 30, 2010.

  Net sales in the quarter were up 16 percent, including foreign exchange, primarily driven by 12 percent volume growth.
  GAAP net earnings of $0.52 per diluted share for the third quarter of 2010 were up from $0.48 per diluted share a year ago.
  Non-GAAP (1) net earnings for the third quarter increased 8 percent to $0.57 per diluted share from $0.53 per diluted share a year earlier.
  Sales and earnings benefited from double-digit sales growth in all regions. Earnings also benefited from lower interest expense, offset by increased commodity and manufacturing costs, higher demand-generation investments, costs incurred as a stand-alone company and a higher effective tax rate versus the year-ago quarter.
  Raising full-year non-GAAP EPS guidance range to $2.38 to $2.42 from $2.35 to $2.40. Including specified items estimated at $0.23 per share, GAAP EPS guidance is $2.15 to $2.19.

  (1) See “Non-GAAP Financial Measures” and the reconciliation of GAAP and non-GAAP results included in this release.

“All regions contributed to our strong performance in the quarter,” said Chief Executive Officer Stephen W. Golsby. “Results for the U.S. business reflect further share gains, but also a favorable comparison with the third quarter of 2009 when retailers were reducing inventories to normal levels following the inventory build from the second quarter launch of Enfamil Premium. We also started to reduce inventories in Europe last year from the high levels carried by Bristol-Myers Squibb, our regional distributor. Adjusting for the changes in inventories, sales for the North America/Europe segment increased in the low-single digits bringing year-to-date sales even with the prior year. We continue to experience double-digit sales growth in most of our major Asia and Latin America markets with China, Hong Kong and Brazil growing in excess of the 16 percent constant dollar sales gain for the segment. We are benefiting from overall market growth, as well as increases in share from new product innovations and our investments.”

“Looking at the full year, we are projecting slightly higher sales growth than was assumed in our previous guidance. Global sales for the year are projected to be up 8.5 percent to 9.5 percent, excluding foreign exchange. We are further increasing demand generation spending in the fourth quarter to strengthen momentum heading into 2011, as well as assuming a higher effective tax rate. This is on top of a significant ramp up of costs in the quarter associated with our transition to a new shared service provider and investments in our stand-alone public company infrastructure. Nevertheless, our non-GAAP earnings estimate for the full year has been raised to $2.38 to $2.42 per share,” Mr. Golsby noted.

Third Quarter Results

Net sales for the quarter ended Sept. 30, 2010, totaled $810.2 million, up 16 percent from $699.8 million a year ago. Sales benefited 12 percent from volume, 3 percent from price and 1 percent from foreign exchange. Earnings before interest and income taxes (EBIT) for the third quarter totaled $165.5 million, up from $159.7 million a year earlier. Net earnings attributable to shareholders totaled $106.1 million, or $0.52 per diluted share, compared with $97.6 million, or $0.48 per diluted share for the prior-year quarter.

The increase in EBIT in the third quarter of 2010 was driven by higher sales, partially offset by higher commodity and manufacturing costs, increased demand creation spending, a non-cash pension settlement, costs related to building a stand-alone company infrastructure and $19.3 million of specified costs, primarily related to the separation from Bristol-Myers Squibb’s IT platform. The third quarter of 2010 also benefited from significantly lower interest expense as a result of the debt refinancing completed in the fourth quarter of 2009, partially offset by higher taxes. Results for the third quarter of 2009 included $15.9 million of specified costs.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $117.8 million, or $0.57 per diluted share, for the third quarter of 2010, compared with $107.7 million, or $0.53 per diluted share, for the same quarter a year ago.

Third Quarter Segment Results

The Asia/Latin America segment had net sales of $489.7 million for the third quarter of 2010, up 18 percent from $413.8 million in 2009. Sales benefited 11 percent from volume, 5 percent from price and 2 percent from foreign exchange. EBIT totaled $168.0 million, up 17 percent compared with $143.7 million for the year-ago quarter. The increase in EBIT was due to strong sales primarily due to market growth and share gains driven by higher demand-generation investments in advertising and promotion and sales force additions in support of strategic growth initiatives, primarily in China and other selected emerging markets.

The North America/Europe segment reported net sales of $320.5 million for the third quarter of 2010, up 12 percent from $286.0 million in 2009. Sales benefited 13 percent from volume, offset by a 1 percent reduction from foreign exchange. The increase in sales was primarily due to the timing of changes in customer inventories. The company’s launch of Enfamil Premium in the United States led to a retail inventory build in the second quarter of 2009, which reversed in the third quarter as retailers adjusted inventories to more normal levels. In the third quarter of 2009, Mead Johnson began reducing inventories in Europe from the high levels carried by Bristol-Myers Squibb, its regional distributor. Excluding the inventory changes, sales in the third quarter of 2010 increased in the low-single digits. Sales in the United States benefited from market share gains from new product introductions, partially offset by a market contraction primarily due to a lower birth rate. Sales benefited marginally from increased demand when a competitor commenced a recall of certain infant formula products in the United States in the last days of the quarter. EBIT totaled $97.4 million, compared with $90.3 million in the third quarter a year ago. The increase was principally the result of higher sales, partially offset by increased commodity and manufacturing costs.

Nine-Month Results

Net sales for the nine months ended Sept. 30, 2010, totaled $2,337.9 million, up 11 percent from $2,112.1 million a year ago. Sales benefited 5 percent from volume, 4 percent from price, and 2 percent from foreign exchange. EBIT for the first three quarters of 2010 totaled $536.3 million, down from $566.6 million a year earlier. Net earnings attributable to shareholders for the first nine months of 2010 totaled $353.1 million, or $1.72 per diluted share, compared with $335.6 million, or $1.68 per diluted share for the prior-year period.

The first three quarters of 2010 benefited from lower interest expense and taxes, which were offset by higher commodity and manufacturing costs, demand creation investments, including advertising and promotion and sales force additions, stand-alone company costs, and $43.3 million of specified items primarily for IT separation costs. Results for 2009 include $48.8 million of specified items primarily for costs associated with the company’s IPO and IT separation projects, partially offset by a $10.0 million gain from a patent settlement in the first quarter and an $11.9 million gain on an asset sale in the second quarter.

On a non-GAAP basis, which excludes specified items, net earnings attributable to shareholders totaled $381.7 million, or $1.86 per diluted share, for the first three quarters of 2010, compared with $356.9 million, or $1.74 per diluted share, for the same period a year ago.

Nine-Month Segment Results

The Asia/Latin America segment had net sales of $1,417.4 million for the first three quarters of 2010, up 18 percent from $1,200.1 million in 2009. Sales benefited 9 percent from volume, 6 percent from price and 3 percent from foreign exchange. Segment EBIT totaled $492.0 million, up 12 percent compared with $438.5 million for the year-ago period. The increase in sales came from market growth and share gains driven by increased investments in advertising and promotion and sales force in support of strategic growth initiatives. Double-digit constant-dollar sales growth was reported in the majority of the company’s largest markets.

The North America/Europe segment reported net sales of $920.5 million for the first three quarters of 2010, up from $912.0 million in 2009. Sales benefited 1 percent from price and 1 percent from foreign exchange, offset by a 1 percent decline in volume. EBIT totaled $272.7 million, compared with $310.5 million in the same period a year ago. The decrease was primarily due to a lower gross margin driven by higher commodity and manufacturing costs, and increased advertising and promotion spending.

Conference Call Scheduled

The company will host a conference call at 8:30 a.m. CDT today during which company executives will review third quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at meadjohnson.com. To listen to the call, go to the Web site at least 15 minutes before the call and click on the Investors tab. Security analysts and investors wishing to participate by telephone should call 1-866-786-2141, pass code: Mead Johnson. Callers outside of North America should call +1-857-350-1600 to be connected. A replay of the conference call will be available through midnight EDT Thursday, Nov. 4, 2010, by calling 1-888-286-8010 or +1-617-801-6888, pass code: 38930977. The replay will also be available at meadjohnson.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity price increases; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (9) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; (10) business disruption due to a systems failure during the transition and separation from Bristol-Myers Squibb’s IT platform; and (11) the ability to develop and market new, innovative products. For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2009, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 60 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
NET SALES	$810.2	$699.8	$2,337.9	$2,112.1
COST OF PRODUCTS SOLD	296.3	244.6	846.8	728.3

GROSS PROFIT	513.9	455.2	1,491.1	1,383.8

EXPENSES:
SELLING, GENERAL AND ADMINISTRATIVE	190.2	164.0	544.2	482.2
ADVERTISING AND PRODUCT PROMOTION	112.4	105.2	326.7	282.7
RESEARCH AND DEVELOPMENT	18.5	17.6	58.3	51.3
OTHER EXPENSES/(INCOME)—NET	27.3	8.7	25.6	1.0

EARNINGS BEFORE INTEREST AND INCOME TAXES	165.5	159.7	536.3	566.6

INTEREST EXPENSE—NET	12.0	23.0	35.7	75.3

EARNINGS BEFORE INCOME TAXES	153.5	136.7	500.6	491.3

PROVISION FOR INCOME TAXES	46.1	37.9	143.2	147.9

NET EARNINGS	107.4	98.8	357.4	343.4
Less: Net Earnings attributable to noncontrolling interests	1.3	1.2	4.3	7.8

NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$106.1	$97.6	$353.1	$335.6

Earnings per Share – Basic
Net Earnings attributable to shareholders	$0.52	$0.48	$1.72	$1.68

Earnings per Share – Diluted
Net Earnings attributable to shareholders	$0.52	$0.48	$1.72	$1.68

Weighted Average Shares	204.6	204.5	204.5	199.3
Dividends declared per Share	$0.225	$0.20	$0.675	$0.50

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)
	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$501.9	$561.1
Receivables—net of allowances of $6.5 and $6.2, respectively	360.3	317.6
Note Receivable	—	30.0
Inventories	345.1	309.9
Deferred Income Taxes—net of valuation allowance	91.2	89.4
Income Taxes Receivable	15.3	5.6
Prepaid Expenses and Other Assets	37.7	22.5

Total Current Assets	1,351.5	1,336.1
Property, Plant and Equipment—net	544.9	501.4
Goodwill	117.5	117.5
Other Intangible Assets—net	76.5	50.5
Deferred Income Taxes—net of valuation allowance	15.8	16.0
Other Assets	111.4	48.8

TOTAL	$2,217.6	$2,070.3

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Short-Term Borrowings	$3.2	$120.0
Accounts Payable	349.5	361.3
Dividends Payable	46.3	41.0
Accrued Expenses	207.9	206.6
Accrued Rebates and Returns	263.7	268.2
Deferred Income—current	26.1	19.9
Income Taxes—payable and deferred	40.3	83.2

Total Current Liabilities	937.0	1,100.2
Long-Term Debt	1,548.4	1,484.9
Deferred Income—noncurrent	2.1	2.8
Deferred Income Taxes—noncurrent	28.7	5.1
Pension, Post Retirement and Post Employment Liabilities	94.7	123.6
Other Liabilities	22.4	18.0

Total Liabilities	2,633.3	2,734.6
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Shareholders’ Equity:
Common Stock, $0.01 par value: 4,200 authorized, 204.6 and 204.5 issued and outstanding, respectively	2.0	2.0
Additional Paid-in (Distributed) Capital	(781.7)	(797.4)
Retained Earnings	420.4	206.1
Treasury Stock—at cost	(0.2)	—
Accumulated Other Comprehensive Income (Loss)	(64.4)	(85.6)

Total Shareholders’ Equity (Deficit)	(423.9)	(674.9)
Noncontrolling Interests	8.2	10.6

Total Equity (Deficit)	(415.7)	(664.3)

TOTAL	$2,217.6	$2,070.3

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$357.4	$343.4
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	47.4	43.9
Changes in Assets and Liabilities	(43.8)	47.2
Pension and Other Post Retirement Benefits Contributions	(35.0)	(26.3)
Other	22.9	8.5

Net Cash Provided by Operating Activities	348.9	416.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for Capital Expenditures	(142.3)	(59.3)
Proceeds from Sale of Property, Plant and Equipment	2.2	1.6
Proceeds from Sale of Intangible Asset	—	11.9
Investment in Other Companies	(5.5)	—

Net Cash Used in Investing Activities	(145.6)	(45.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-Term Borrowings	103.2	—
Repayments of Short-Term Borrowings	(220.0)	—
Payment for Capital Lease Termination	(47.0)	—
Proceeds from Promissory Note from BMS	30.0	—
Cash Dividends Paid	(133.4)	(61.4)
Issuance of Stock for Stock-Based Compensation	1.6	—
Treasury Stock Purchases	(0.2)	—
Proceeds from Initial Public Offering, net of offering costs	—	782.3
Repayment of Related-Party Debt and Lease	—	(602.8)
Net Transfers from BMS, excluding noncash items	—	97.7
Distributions to Noncontrolling Interests	—	(1.5)

Net Cash Provided by (Used in) Financing Activities	(265.8)	214.3
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	3.3	12.2

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(59.2)	597.4

CASH AND CASH EQUIVALENTS:
Beginning of Period	561.1	—

End of Period	$501.9	$597.4

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Three Months Ended September 30,					Foreign
	2010	2009	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$489.7	$413.8	18%	11%	5%	2%
North America/Europe	320.5	286.0	12%	13%	0%	-1%
Total	$810.2	$699.8	16%	12%	3%	1%

Earnings Before Interest and Income Taxes
Asia/Latin America	$168.0	$143.7	17%
North America/Europe	97.4	90.3	8%
Corporate and Other	(99.9)	(74.3)	34%
Total	$165.5	$159.7	4%

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)
				% Change Due to
	Nine Months Ended September 30,					Foreign
	2010	2009	% Change	Volume	Price	Exchange
Net Sales
Asia/Latin America	$1,417.4	$1,200.1	18%	9%	6%	3%
North America/Europe	920.5	912.0	1%	-1%	1%	1%
Total	$2,337.9	$2,112.1	11%	5%	4%	2%

Earnings Before Interest and Income Taxes
Asia/Latin America	$492.0	$438.5	12%
North America/Europe	272.7	310.5	-12%
Corporate and Other	(228.4)	(182.4)	25%
Total	$536.3	$566.6	-5%

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. The items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share, are IT separation, initial public offering (IPO) and other costs (Specified Items). In addition, other items include the tax impact on Specified Items, and the number of shares outstanding in 2009 to reflect the increase in shares due to the IPO. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company’s underlying operating results and intended to enhance an investor’s overall understanding of the company’s financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 and 2009
(Dollars in millions, except per share data)
(UNAUDITED)

	Earnings Before Interest and Income Taxes		Net Earnings attributable to shareholders		Earnings per common share-Diluted
	2010	2009	2010	2009	2010	2009
GAAP results	$165.5	$159.7	$106.1	$97.6	$0.52	$0.48
Specified Items:(1)
IT and other separation costs(2)	14.0	5.1
Severance and related costs(3)	4.3	3.4
Legal, settlements and related costs(2,3)	1.0	5.3
IPO-related costs(2)	-	2.1
Specified Items before income taxes	19.3	15.9	19.3	15.9	0.09	0.08
Income tax impact on items above			(7.3)	(5.8)	(0.04)	(0.03)
Write-off of deferred tax asset related to BMS stock options			(0.3)	-	-	-
Non-GAAP results	$184.8	$175.6	$117.8	$107.7	$0.57	$0.53

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 and 2009
(Dollars in millions, except per share data)
(UNAUDITED)

	Earnings Before Interest and Income Taxes		Net Earnings attributable to shareholders		Earnings per common share-Diluted
	2010	2009	2010	2009	2010	2009
GAAP results	$536.3	$566.6	$353.1	$335.6	$1.72	$1.68
Specified Items:(1)
IT and other separation costs(2)	33.9	9.4
Severance and related costs(3)	4.8	12.2
Legal, settlements and related costs(2,3)	4.6	(4.7)
IPO-related costs(2)	-	21.9
Gain on asset sale(3)	-	(11.9)
Specified Items before income taxes	43.3	26.9	43.3	26.9	0.21	0.13
Income tax impact on items above			(15.6)	(5.6)	(0.08)	(0.03)
Write-off of deferred tax asset related to BMS stock options			0.9	-	0.01	-
Effect of newly issued shares(4)					-	(0.04)
Non-GAAP results	$579.6	$593.5	$381.7	$356.9	$1.86	$1.74

(1)All Specified Items are included in the Corporate and Other segment
(2)Included in Selling, General and Administrative expenses
(3)Included in Other Expenses/(Income)-net
(4)Prior to Feb. 10, 2009, there were 170.0 million shares of common stock outstanding. The company issued an additional 34.5 million shares of common stock in the IPO.

CONTACT:
Mead Johnson Nutrition Company
Investors:
Kathryn Chieger, (847) 832-2419
kathryn.chieger@mjn.com
or
Media:
Christopher Perille, (847) 832-2178
chris.perille@mjn.com